Exhibit 99.1
NEWS RELEASE
IMMEDIATE RELEASE
Date:       April 23, 2012
Contact: Terry L. Hester
                Chief Financial Officer
                (229) 426-6002

Colony Bankcorp, Inc. Announces Appointment of Edward P. Loomis, Jr. as President and Chief Executive Officer

FITZGERALD, GA., April 23, 2012 --- Chairman Gene Waldron and the Board of Directors of Colony Bankcorp, Inc. (Nasdaq:CBAN) are pleased to announce that Edward P. Loomis, Jr. will join the company as President and Chief Executive Officer of the Company and its wholly-owned banking subsidiary, Colony Bank.   Mr. Loomis will succeed Interim President and Chief Executive Officer James D. Minix effective May 14, 2012.  Mr. Loomis is a seasoned executive with over thirty years of experience in the banking industry.  Mr. Loomis most recently served as President and CEO of Atlantic Southern Bank in Macon, Georgia from 2009 through 2011.  Previously he was President and CEO of Rivoli Bank and Trust and First Macon Bank and Trust in Macon.  At First Macon Bank and Trust Mr. Loomis was a founder of the Bank and grew the company over ten years to five locations with over $200M in assets.

Chairman Gene Waldron said that the Board unanimously selected Mr. Loomis because of his leadership experience and demonstrated record in business development, strategic planning, team building and community involvement.  Chairman Waldron states, “We are very excited to have Ed join the Colony team.  Ed’s extensive experience made him the ideal candidate to lead Colony Bankcorp and build on the strong foundation that is in place at Colony. He has a proven track record of effective management and service to his community and brings an exciting vision of success for the company, our customers and shareholders.”

Mr. Loomis is a graduate of the University of Mississippi and attended the School of Banking of the South at Louisiana State University.  He began his career in Commercial Lending at Trust Company Bank in Atlanta and was a Group Vice President and Division Manager at National Bank of Georgia in Atlanta. Mr. Loomis is very active in the community having served on Boards and as a member of numerous civic and charitable organizations including: Macon Chamber of Commerce, Coliseum Hospital, Mid-Summer Macon, Mulberry Street Methodist Church, Girl Scouts of Middle Georgia, United Way, American Cancer Society and Junior Achievement.

Colony Bank is a 1.15 billion dollar bank and wholly owned subsidiary of Colony Bankcorp, Inc.  The company operates 29 full service banking offices throughout middle and south Georgia.  Colony Bankcorp, Inc. common stock is quoted on the Nasdaq Global market under the symbol “CBAN”.